Exhibit 5.1

January 28, 2026

Eikon Therapeutics, Inc.

230 Harriet Tubman Way

Millbrae, California 94030

Ladies and Gentlemen:

We have acted as counsel to Eikon Therapeutics, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of up to $365,313,600 in aggregate amount of shares of the Company’s common stock (the “Common Stock”), par value $0.0001 per share (the “Shares”), pursuant to the registration statement on Form S-1 (File No. 333-292633) filed with the United States Securities and Exchange Commission on January 9, 2026, as amended by Pre-Effective Amendment No. 1 thereto (as so amended, the “Registration Statement”).

We have reviewed:

(i) the Registration Statement;

(ii) Form of Underwriting Agreement (the “Underwriting Agreement”), to be entered into by and among the Company and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein;

(iii) the Company’s Amended and Restated Certificate of Incorporation, as amended, as currently in effect;

(iv) the Company’s Amended and Restated Bylaws, as currently in effect;

(v) Form of the Company’s Amended and Restated Certificate of Incorporation, to be effective immediately prior to the closing of the offering contemplated by the Registration Statement; and

(vi) Form of the Company’s Amended and Restated Bylaws, to be effective immediately prior to the closing of the offering contemplated by the Registration Statement.

We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have also assumed that the Shares will be duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”). We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act, the Shares, when duly issued and sold as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Covington & Burling LLP

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